Exhibit 99.4

June 11, 2021

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, NY 11590

Re: Registration Statement on Form S-4 of New York Community Bancorp, Inc., filed June 11, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 24, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to New York Community Bancorp, Inc. (the “Company”) of the exchange ratio of 4.0151 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share, of Flagstar Bancorp, Inc. (“Flagstar”), other than certain shares held by the Company or Flagstar, pursuant to the Agreement and Plan of Merger, dated as of April 24, 2021 (the “Agreement”), by and among the Company, 615 Corp., a wholly owned subsidiary of the Company, and Flagstar.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of NYCB’s Financial Advisors,” “Risk Factors—Risks Relating to the Consummation of the Merger and NYCB Following the Merger,” “The Merger—Background of the Merger,” “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors,” “The Merger—Opinions of NYCB’s Financial Advisors,” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)